Exhibit 10.1

GRANT NOTICE

Performance Stock Units-Core ROTCE/TSR Rank
[Participant Name]
You have been granted Performance Stock Units (PSUs) of First Horizon National Corporation (FHNC):

Grant Date:	___________, 2019	Governing Plan:	Equity Compensation Plan
Target Number of PSUs Granted:		ROTCE Performance Period:	Three-year period 2019 thru 2021
Vesting Date:	May 12, 2022	TSR Start Date & Start Value:	March 15, 2019 and $___/shr
Payment Date:	May 12, 2024	TSR End Date:	March 15, 2022

This award of PSUs is granted under Section 10 of the Governing Plan, and is governed by the terms and conditions of that Plan and by policies, practices, and procedures (“Procedures”) of the Compensation Committee (that administers the Plan) that are in effect during the performance and vesting periods. Also, this award is subject to the terms and restrictions of FHNC’s stock ownership guidelines and Compensation Recovery Policy (“Policy”) as in effect during the vesting period. Amendments to any of those documents after the Grant Date may apply to this award.
PSUs that have not been forfeited prior to the Vesting Date will satisfy the performance requirement of this award based on the extent to which the performance goals are achieved during the ROTCE Performance Period, all as set forth in Exhibit A to this Notice. Performance for this award in Exhibit A is based on FHNC’s ranking of average annual core return on tangible common equity (“C-ROTCE rank”), adjusted as provided in Exhibit A, relative to peers’ average annual return on tangible common equity in the ROTCE Performance Period, modified by FHNC’s ranking of its TSR (“TSR rank”) relative to peers’ TSR measured from the TSR Start Date to the TSR End Date. As provided above and in Exhibit A, FHNC’s TSR Start Value is a 20-day average price, and FHNC’s ending value also will be a 20-day average. The target number of PSUs granted is the number that would be paid if C-ROTCE rank and TSR rank both are achieved at the median rank. Higher rank would result in a higher amount paid; a lesser number would be paid if a lesser rank is achieved; and, all PSUs would forfeit if the minimum C-ROTCE rank in Exhibit A (the bottom of the third quartile) is not achieved. The overall performance percentage is the product of the C-ROTCE and TSR outcomes expressed as percentages. The Committee will make appropriate adjustments of FHNC accounting numbers so that results are comparable across periods and will make final determinations of performance achievement and any final adjustments, all as provided or permitted by Committee action and the Governing Plan. PSUs that do not vest as a result of a failure to achieve C-ROTCE minimum performance level, as determined by the Committee, are forfeited automatically.
This award also is subject to possible reduction or forfeiture in advance of vesting in accordance with the Governing Plan, the Procedures, and the Policy. As of the Grant Date, the Procedures provide (among other things) that: (a) forfeiture generally will occur immediately upon termination of employment-you must remain continuously employed by FHNC or one of its subsidiaries through the close of business on the Vesting Date; but (b) if your termination of employment occurs because of your death, permanent disability, or approved retirement (normal or early), the PSUs generally will be forfeited pro-rata in proportion to the part of the ROTCE Performance Period during which you are not employed. The Committee or its delegate will document death or determine whether disability or retirement status has been achieved and apply pro-rationing. PSUs may be suspended pending any such determinations and approvals. In any of those cases in (b), the non-forfeited PSUs will vest or not vest based on combined achievement of the performance goals over the time periods covered by this award.
Normal retirement occurs at or after age 65 with at least 5 years of service, and early retirement occurs at or after age 55 with at least 15 years of service. In the case of retirement: retirement treatment must be approved by the Committee; the Committee may impose conditions to receiving such treatment; and the Committee may deviate from pro-rationing treatment. The Committee’s general requirements to approve retirement are described in the Procedures.
Other forfeiture provisions apply to this award. Currently the Governing Plan and Policy provide for forfeiture of this award or recovery of amounts paid if you engage in certain types of misconduct or if performance data is materially false or misleading and you are substantially responsible for its accuracy. This award is subject to forfeiture or recovery to the extent required by applicable capital conservation rules or other regulatory requirements. Also, this award will be forfeited, whether or not it is vested or paid, if during the restriction period applicable to this award: (1) you are terminated for Cause as defined in the Governing Plan; or (2) you, either on your own behalf or on behalf of any other person or entity, in any manner directly or indirectly solicit, hire, or encourage any person who is then an employee or customer of FHNC or any and all of its subsidiaries or affiliates to leave the employment of, or to end, diminish, or move any of his, her, or its accounts or relationships with, FHNC or any and all of its subsidiaries or affiliates. The restriction period for this award begins on the Grant Date and ends on the second anniversary of the Vesting Date. By accepting this PSU award, you acknowledge that FHNC may reduce or offset other amounts owed to you, including but not limited to wages, bonuses, or commissions owed, among other things, to satisfy any repayment obligation.
PSUs are not shares of stock, have no voting rights, and are not transferable. Each PSU that vests and is paid will result in one share of FHNC common stock being issued to you, subject to withholding for taxes, as provided below. Subject to provisions of the Governing Plan, the Committee may choose to pay all or a portion of vested PSUs in cash, based on the fair market value of FHNC common stock on the Vesting Date. PSUs will accrue cash dividend equivalents to the extent cash dividends are paid on common shares prior to the Payment Date. From the Grant Date until the Payment Date, dividend equivalents accumulate (without interest) as if each PSU were an outstanding share. To the extent that PSUs are paid, the accumulated dividend equivalents associated with those PSUs (accrued through the Payment Date) will be paid in cash as provided below. Dividend equivalents associated with forfeited PSUs likewise are forfeited. Stock splits and stock dividends will result in a proportionate adjustment to the number of PSUs as provided in the Plan and Procedures. If within two years after vesting FHNC discovers an error in any amount vested or paid which, had it been known, would have resulted in a change in the amount of 5% or more: if the error favored FHNC, FHNC will pay you (on the Payment Date) the difference in shares, subject to applicable taxes; or, if the error favored you, FHNC will reduce your shares and dividend equivalents by an amount equal to the pre-tax difference.
This award is not fully vested until the performance and service requirements both are fulfilled. Performance vesting will occur when the Committee makes a final determination of the extent (measured as a percentage of Target) to which the combined performance goals of this award are achieved, as provided above and in Exhibit A. Service vesting-fulfillment of the requirement that you remain continuously employed with FHNC-will occur on the Vesting Date.
Vesting may be accelerated by the Committee as provided in the Governing Plan. If vesting has fully occurred or is accelerated, payment may be accelerated by the Committee. You have no right to any acceleration of vesting or payment by action of the Committee.
Payment of this award will occur on the Payment Date, after a two-year mandatory Deferral Period. During the Deferral Period FHNC will retain the vested units and all vested dividend equivalents, without interest, until the Payment Date. During the Deferral Period neither this award nor any rights associated with it may be transferred in any manner other than by will or the laws of intestacy.
If a Change in Control occurs and you experience a Qualifying Termination (all as defined in the Plan), then vesting and payment will be accelerated as provided in the Plan. The amount paid will be, without pro-rationing: (a) the Target number of PSUs, if the Change in Control occurs before the end of the ROTCE Performance Period or the Committee is unable, for any other reason, to fairly determine actual performance results; or (b) the greater of the Target number of PSUs or the number determined by the Committee based partly on actual C-ROTCE performance results and partly by assuming TSR rank performance of 100%, if the Change in Control occurs after the end of the ROTCE Performance Period and before the Vesting Date and if the Committee determines that it can fairly determine actual performance results. In the case of (b), payment may be reasonably delayed to allow the Committee to obtain information necessary to make its determinations.
If a Change in Control (as defined in the Plan) occurs before the end of the Performance Period and there is no Qualifying Termination, then this award may be modified, converted, or canceled by the Committee or otherwise without your consent. The Committee is permitted to exercise discretion in a Change in Control situation in different ways for different persons, and in different ways for different awards; however, in all cases the Committee will seek in good faith to avoid any significant diminishment or enlargement of value measured at the time of the Change in Control. The following two Change in Control scenarios, (A) and (B), illustrate the Committee’s power in various situations. The scenarios illustrate possible outcomes; they do not limit the Committee’s authority. In these scenarios the “Deal Value” of an FHNC common share is, as applicable, the dollar value per FHNC share paid to FHNC shareholders in the Change in Control transaction or the dollar value per FHNC share of the consideration received by FHNC shareholders in the Change in Control transaction, measured at the time the Change in Control is consummated.

(A)
If a Change in Control occurs before the end of the ROTCE Performance Period, the Committee may cancel this award in exchange for the pro-rated dollar value at that time of the Target number of PSUs, with pro-rationing based on the portion of the ROTCE Performance Period occurring prior to the Change in Control. If so cancelled, the performance goals would be waived with performance presumed at 100% of Target, and all vesting and payment would be accelerated. In that case the pro-rated number of FHNC shares would be paid or credited (subject to withholding taxes) to you shortly or immediately before consummation of the Change in Control transaction so that your award shares will be outstanding at the time of consummation or, alternatively, payment will be made to you in cash at the Deal Value of the pro-rated Target-level award shares.

(B)
If a Change in Control occurs before the TSR End Date, if FHNC shares cease to be publicly traded as a result of the Change in Control, and if vesting of this award is not accelerated prior to cessation of public trading, then in that case

FHNC agrees to do at least one of the following, in all cases as determined by the Committee in its discretion: (i) convert the potential FHNC shares covered by this award into shares of the acquiring or surviving company based on the conversion or exchange rate provided in the Change in Control transaction, and modify the C-ROTCE performance goal so as provide you with an opportunity to achieve performance based on C-ROTCE rank of the surviving or acquiring company or some other appropriate performance measure based on ROTCE, with TSR performance conclusively assumed to be 100%; or (ii) presume satisfaction of all performance goals at 100% of Target, and convert the FHNC shares which would have been paid at 100% performance into either (1) a dollar amount equal to the Deal Value of those shares, which dollar amount would not accrue interest, or (2) a number of share units of the acquiring or surviving company based on the conversion or exchange rate provided in the Change in Control transaction. In either case under this scenario, this award would continue to require your service through the Vesting Date, and would be paid on the Payment Date.
The discretion provided to the Committee in the foregoing provisions is subordinate to any requirement of the Plan applicable to this award. If, before or after the Grant Date, you and FHNC enter into a written contract explicitly providing for the treatment of this award in connection with your termination or a Change in Control, the provisions of this award are subordinate to those explicit contractual provisions.
Vesting and payment each are taxable events for you. Your withholding and other taxes will depend upon FHNC’s stock value on the Vesting and Payment Dates, and the amount of dividends and equivalents paid to you. As of the Grant Date, the Committee’s Procedures provide that: at vesting you are required to pay FHNC withholding taxes that are due, and you agree that FHNC may withhold the appropriate amounts from salary and other cash compensation otherwise payable to you; and, at payment, FHNC will withhold shares and may withhold cash in the amount necessary to cover your withholding taxes at that time. However, the Procedures may be changed at any time. You are not permitted to make any election in accordance with Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in your gross income for federal income tax purposes the value of the PSUs this year. If you make a Section 83(b) election, this award will forfeit. FHNC reserves the right to further defer payment of PSUs if payment would result in a loss of tax deductibility and deferral is reasonably expected to preserve deductibility.
Questions about your PSU award?
Important information concerning the Governing Plan and this PSU award is contained in a prospectus. Copies of the current prospectus (including all applicable supplements) are delivered separately, and you may request a copy of the Plan or prospectus at any time. If you have questions about your award or need a copy of the Governing Plan, the related prospectus, or the current Procedures, please contact Fidelity Investment’s Executive Relationship Officer at _____________. For all your personal stock incentive information, you may view your award and other information on Fidelity’s website at ___________________.